STANDARD COMMERCIAL CORPORATION                                     EXHIBIT  11
COMPUTATION OF EARNINGS PER COMMON SHARE
(In thousands, except share information; unaudited)

                                                                          Twelve months ended March 31
                                                                            1997             1996*             1995*
PRIMARY EARNINGS PER COMMON SHARE
Income (loss) from continuing operations......................           $16,937          $(9,442)         $(20,494)
Less - ESOP preferred stock dividends net of tax..............               347              474               485
                                                              -----------------------------------------------------
Income (loss) from continuing operations
   applicable to common stock.................................            16,590           (9,916)          (20,979)
Income (loss) from discontinued operations....................                 -           10,050           (10,050)
                                                              -----------------------------------------------------
Net earnings (loss) applicable to common stock................           $16,590          $   134          $(31,029)
                                                              =====================================================

Average number of common shares outstanding...................         9,314,461        9,307,438         9,287,802
Increase applicable to restricted stock awards................                 -                -                 -
                                                              -----------------------------------------------------
Primary average shares outstanding............................         9,314,461        9,307,438         9,287,802
                                                              =====================================================

Earnings (loss) per common share
   - from continuing operations...............................             $1.78          $(1.07)            $(2.25)
   - from discontinued operations.............................                 -            1.08              (1.09)
                                                              -----------------------------------------------------
   - net......................................................             $1.78           $0.01             $(3.34)
                                                              =====================================================

FULLY DILUTED EARNINGS PER COMMON SHARE*
Income (loss) from continuing operations
   applicable to common stock.................................           $16,590          $(9,916)         $(20,979)
Add   - after-tax interest expense on 7 1/4%
          convertible subordinated debentures.................             3,300            3,300             3,300
      - dividends payable to ESOP assuming
          conversion to common stock..........................                 -                -                26
                                                              -----------------------------------------------------
Adjusted income (loss) from continuing operations.............            19,890           (6,616)          (17,653)
Income (loss) from discontinued operations....................                 -           10,050           (10,050)
                                                              -----------------------------------------------------
Net earnings (loss) applicable to common stock................           $19,890           $3,434          $(27,703)
                                                              ======================================================

Primary average shares outstanding............................         9,314,461        9,307,438         9,287,802
Increase in shares outstanding assuming
   - conversion of 7 1/4% convertible subordinated
       debentures at November 13, 1991........................         2,279,708        2,190,689         2,126,348
   - conversion of ESOP convertible
       preferred stock at July 1, 1993........................           198,640          267,142           262,871
                                                              -----------------------------------------------------
Fully diluted average shares outstanding......................        11,792,809       11,765,269        11,677,021
                                                              =====================================================

Earnings (loss) per common share
   - from continuing operations...............................             $1.69           $(0.56)           $(1.51)
   - from discontinued operations.............................                 -             0.85             (0.86)
                                                              -----------------------------------------------------
   - net......................................................             $1.69            $0.29            $(2.37)
                                                              ======================================================

*The calculations of fully diluted earnings per share for 1996 and 1995 include adjustments which are antidilutive and, therefore, are not shown on the face of the income statements.


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